Exhibit 24

                                                                 EXECUTION COPY

                                 AMENDMENT NO. 2
                                       TO
                       STOCK AND ASSET PURCHASE AGREEMENT

           THIS AMENDMENT NO. 2 to the Stock and Asset Purchase Agreement (this "Amendment") is entered into as of this 3rd day of June, 2005, by and among MONEYLINE TELERATE HOLDINGS, INC., a Delaware corporation ("MTH"), REUTERS LIMITED, a corporation organized under the laws of England and Wales ("Limited"), REUTERS S.A., a corporation organized under the laws of Switzerland ("RSA"; Limited and RSA being referred to collectively as "Reuters").

                              W I T N E S S E T H:

           WHEREAS, MTH, Reuters and certain other parties have previously entered into that certain Stock and Asset Purchase Agreement by and among them dated December 20, 2004, as amended (the "Purchase Agreement");

           WHEREAS, pursuant to Section 10.9 of the Purchase Agreement, the Purchase Agreement may be amended by a written instrument signed on behalf of MTH and Reuters; and

           WHEREAS, MTH and Reuters wish to amend the Purchase Agreement.

           NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements hereinafter contained, the parties hereby agree as follows:

           SECTION 1. Definitions. Capitalized terms used but not defined herein shall have the meaning given to them in the Purchase Agreement.

           SECTION 2. Amendments to Purchase Agreement. The Purchase Agreement, including the Exhibits and Schedules thereto, is hereby amended as of the date hereof as follows:

           (a) Section 1.1 is hereby amended to add the following definition:

                      ""Calculation Date" means June 1, 2005."

           (b) Section 1.1 is hereby amended to add the following definition:

                      ""Closing Balance Sheet Date" means May 31, 2005."

           (c) The definition of "Escrow Amount" contained in Section 1.1 of the Purchase Agreement is hereby amended and restated in its entirety to state as follows:

                      ""Escrow Amount" means (i) an amount in cash equal to $30,000,000, (ii) the Disputed WC Escrow Amount, if any, (iii) the Retention Bonuses Escrow Amount, and (iv) one or more stock certificates, together with stock powers executed in blank, representing the SAVVIS Escrow Shares."

           (d) The definition of "SAVVIS Escrow Shares" contained in Section 1.1 of the Purchase Agreement is hereby amended and restated in its entirety to state as follows:

                      ""SAVVIS Escrow Shares" means such number of shares of SAVVIS Stock as shall have an aggregate SAVVIS Stock Fair Market Value on the Calculation Date of $15,000,000."

           (e) Section 9.8 and the definition of "SAVVIS Stock" contained in
Section 1.1 are each hereby amended to substitute the phrase "Series A Convertible Preferred Stock" for each occurrence of the phrase "Series A Convertible Redeemable Preferred Stock" in such Section and definition.

           (f) Section 2.3.16 is hereby amended and restated in its entirety to state as follows:

                      2.3.16 Reuters shall deliver to OEP the Letter of Credit, together with a certificate executed by a Director of Limited and addressed to OEP and JP Morgan Chase Bank, N.A., dated the Closing Date, certifying that no request for a draw under the Letter of Credit was made and requesting immediate termination of the Letter of Credit.

           (g) Section 2.5.1 is hereby amended and restated in its entirety to state as follows:

                      "2.5.1 No later than one hundred twenty (120) days after the Closing Date (subject to the Sellers providing the access described below), Reuters shall cause to be prepared and delivered to MTH, an unaudited consolidated balance sheet of the Business as of the close of business on the Closing Balance Sheet Date (the "Closing Balance Sheet") and the Closing Statement (as defined below) setting forth Reuters' calculation of Closing Working Capital derived from the Closing Balance Sheet and prepared in accordance with Exhibit XI. The closing statement (the "Closing Statement") shall present the Net Working Capital as of the close of business on the Closing Balance Sheet Date ("Closing Working Capital") as derived from the Closing Balance Sheet, and the Closing Statement shall have been audited in accordance with auditing standards generally accepted in the United States and in accordance with the accounting principles set forth on
           Exhibit XI (the "Agreed Principles") by a nationally recognized independent accounting firm experienced in audit projects. "Net Working Capital" means those consolidated current assets of the Business, reduced by those consolidated current liabilities of the Business, in each case as determined in accordance with the Agreed Principles. The preparation of the Closing Balance Sheet and the


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
           Closing Statement shall be for the sole purpose of determining Net Working Capital as of the close of business on the date immediately prior to the Calculation Date. Attached hereto as Exhibit XI is a schedule intended to show an illustrative calculation of Net Working Capital after giving effect to the adjustments required in the Agreed Principles ("Reference Statement"). Following the Closing, the Sellers shall give Reuters and its independent auditors sufficient access to their books, records and personnel to allow them to prepare and audit the Closing Balance Sheet and the Closing Statement of Closing Working Capital. The Sellers and the Sellers' accountants shall (subject to execution by the Sellers and the Sellers' accountants of such documents as reasonably requested by such accountants) have sufficient access to Reuters' personnel and Reuters' accountants and to examine the work papers, schedules and other documents prepared or reviewed by Reuters' accountants in connection with the preparation of their report on the Closing Statement of Closing Working Capital and Reuters' personnel and Reuters' accountants shall cooperate with Sellers in connection therewith. Any disputes with respect to the Net Working Capital calculation shall be resolved as set forth in Section 2.5.3.2.

           (h) A new Section 6.31 is added to state as follows:

           "Section 6.31 Restriction on Distributions. Without limiting the obligations of the Sellers under Section 6.3, between the close of business the date immediately prior to on the Calculation Date and the Closing, the Sellers shall not make or cause to be made any payment or distribution of any nature whatsoever from the Purchased Subsidiaries to the Sellers or from the Sellers to any Affiliates of the Sellers, other than distributions of any Excluded Assets and distributions expressly contemplated to be made pursuant to Sections
           2.3.2 and 2.3.3, and as set forth on Schedule F."

           (i) A new Section 6.32 is added to state as follows:

           "Section 6.32 Retention Bonuses Escrow Amount. MTH and Reuters agree that:

                      6.32.1 An amount equal to $9,522,385, representing the sum of (a) estimates of the aggregate maximum amount of retention bonuses to which the Business Employees specified by MTH to Reuters in writing prior to the Closing Date may be entitled after the Closing pursuant to the Moneyline Telerate Retention Bonus Plan (the "MTH Retention Plan"), based upon the retention bonus amounts awarded to such Business Employees by MTH as specified by MTH to Reuters in writing prior to the Closing Date, plus (b) estimates of the aggregate amount of all Taxes payable thereon by Reuters or any of their Subsidiaries including the Purchased Subsidiaries, shall be


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
           delivered by the Purchasers to the Escrow Agent in cash at the Closing (the "Retention Bonuses Escrow Amount").

                      6.32.2 Upon or as soon as practicable after the thirty
           (30) day anniversary of the Closing Date, Reuters shall confirm to MTH the aggregate amount of retention bonuses paid to those Business Employees specified by MTH to Reuters in writing prior to the Closing Date who have satisfied the conditions under the MTH Retention Plan for payment of the retention bonus amounts awarded to such Business Employees by MTH as specified by MTH to Reuters in writing prior to the Closing Date, together with the aggregate amount of all Taxes payable thereon by Reuters or any of their Subsidiaries including the Purchased Subsidiaries (the "MTH Retention Payments"), and MTH and Limited shall deliver joint written instructions to the Escrow Agent
           (a) to disburse to or as directed by Limited an amount equal to the MTH Retention Payments from the Retention Bonuses Escrow Amount, and
           (b) to disburse to MTH an amount equal to the remainder, if any, of the Retention Bonuses Escrow Amount after deducting the payments under clause (a) of this Section 6.32.2."

           (j) A new Section 6.33 is added to state as follows:

           "Section 6.33 Post-Closing Obligations Relating to Trademark Chain of Title and Domain Names. Following the Closing, the Sellers agree to take the following measures: (a) to complete the recordations and/or registrations necessary to reflect a clear and unbroken chain of title from the original applicants to the Sellers of the TELERATE Marks, (i) in connection with recordation and/or registration documentation already provided by the Sellers to their local trademark agents but not yet filed, instructing their local trademark agents to accept instructions from the Purchasers in completing such filing at the Sellers' expense, (ii) in connection with recordation and/or registration documentation collected and prepared by the Sellers but not yet provided to their local trademark agents for filing, providing the Purchasers with such documentation for the Purchasers' local trademark agents to file, and (iii) using commercially reasonable efforts to provide the Purchasers with powers of attorney for all current and former Affiliates of the Sellers that are in the chain of title to such TELERATE Marks whose ownership interest has not yet been recorded; and (b) to use their commercially reasonable efforts to undertake and complete the transfer procedure of the Sellers' domain names, whether online or otherwise, as required by the relevant domain name registrars, and provide the Purchasers with any and all related user names and passwords for the relevant domain name accounts such that the Purchasers will have direct access to such accounts."


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
           (k) A new Section 6.34 is added to state as follows:

           "Section 6.34. Exchange Fee Accruals. It is agreed by the parties that the exchange fee accruals of $3,700,000, reduced by cash payments made or agreed settlement amounts set forth in reasonable binding documentation entered into from October 31, 2004 through the close of business on the Closing Balance Sheet Date in an aggregate amount of $1,300,000, are deemed adequate as of the Closing Balance Sheet Date, and such reduced accruals will not be disputed in the determination of Final Working Capital pursuant to Section 2.5."

           (l) Clause (e) of Section 9.1.3 is hereby amended in its entirety to state as follows:

           "(e) any Liabilities in respect of fees or payments owed by the Business Entities to Data Providers in excess of $3,700,000 in the aggregate for content provided to the Business prior to the date hereof which are determined to be due pursuant to audit or similar procedures; provided, that any such amounts are payable in respect of Liabilities of the Business Entities incurred prior to the Closing;"

           (m) Section 9.1.3 is hereby amended by adding the following at the end of such Section:

           "; and (k) any claims against Reuters and its Affiliates (including the Purchased Subsidiaries) in respect of the MTH Retention Plan."

           (n) Sections 9.1.6, 9.1.7, 9.1.9 and 9.8 are each hereby amended to substitute the phrase "SAVVIS Stock Fair Market Value as of the Calculation Date" for each occurrence of the phrase "SAVVIS Stock Fair Market Value as of the Closing Date" or "SAVVIS Stock Fair Market Value on the Closing Date" in such Sections.

           (o) Exhibit X of the Purchase Agreement is hereby amended by adding the following at the end of such Exhibit:

                      "(l) any and all obligations, expenses or exposures with respect to termination of employees in France by the Business Entities or in which the Business Entities were involved prior to the Closing."

           (p) Exhibit XI of the Purchase Agreement is hereby amended and restated in its entirety as set forth in Annex A hereto.

           (q) A new Schedule F - "Sellers' Closing Plan of Action", attached hereto as Annex B, is hereby added to the Schedules annexed to the Purchase Agreement.

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
           SECTION 3. No Implied Amendments. Except as herein provided, the Purchase Agreement shall remain in full force and effect and is ratified in all respects. On and after the effectiveness of this Amendment, each reference in the Purchase Agreement to "this Agreement," "hereunder," "hereof," "herein" or words of like import, and each reference to the Purchase Agreement in any other agreements, documents or instruments executed and delivered pursuant to the Purchase Agreement, including without limitation, the Ancillary Agreements, shall mean and be a reference to the Purchase Agreement, as amended by this Amendment.

           SECTION 4. Counterparts. This Amendment may be executed by the parties hereto in several counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

                               [Signatures Follow]



















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
           IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed as of the day and year first above written.


                                  MONEYLINE TELERATE HOLDINGS, INC.,
                                  for itself and on behalf of the other Sellers

                                  By: /s/ Bernard F. Battista
                                      -----------------------------------------
                                      Name: Bernard F. Battista
                                      Title: President


                                  REUTERS LIMITED

                                  By: /s/ Eric Lint
                                      -----------------------------------------
                                      Name: Eric Lint
                                      Title: Attorney-in-Fact


                                  REUTERS S.A.

                                  By: /s/ Eric Lint
                                      -----------------------------------------
                                      Name: Eric Lint
                                      Title: Attorney-in-Fact









   SIGNATURE PAGE TO AMENDMENT NO. 2 TO THE SHARE AND ASSET PURCHASE AGREEMENT

                                                                       ANNEX A

                                   EXHIBIT XI

                                AGREED PRINCIPLES

The Closing Balance Sheet and the Closing Statement of Closing Working Capital shall: (a) each be prepared (i) in accordance with GAAP applied in a manner consistent with the preparation of the Balance Sheet and (ii) using the same accounting methods, policies, practices and procedures, with consistent classifications, judgments and estimation methodology, as were used in the preparation of the Financial Statements to the extent the same were in accordance with GAAP, as such principles, accounting methods, policies, practices, procedures, classifications, judgments and estimation methodology are modified by the Agreed Principles; and (b) in the case of the Closing Statement of Closing Working Capital, fairly present, in all material respects, the consolidated working capital position of the Business, excluding the Excluded Assets and Excluded Liabilities, as of the close of business on the Closing Balance Sheet Date without giving effect to any purchase accounting adjustments arising from the sales of Transferred Assets and Purchased Subsidiaries as contemplated by the Agreement. Notwithstanding any provision of this Exhibit XI or the Agreement to the contrary, the Agreed Principles shall govern in the event and to the extent the Agreed Principles are in conflict with GAAP or the accounting methods, policies, practices, procedures, classifications, judgments and estimation methodology used in the preparation of the Financial Statements. The Reference Statement represents solely a good faith attempt by the parties to illustrate a calculation of Net Working Capital as of the date of such statement as if it were the close of business on the Closing Balance Sheet Date on the basis set forth herein and is intended as an aid in interpreting these Agreed Principles (including especially as to the general categories of items specifically enumerated as included) but shall not be binding, and shall not be deemed to modify in any respect the Agreed Principles, GAAP and the accounting methods, policies, practices, procedures, classifications, judgments and estimation methodology used in the preparation of the Financial Statements.

Notwithstanding any provision of the Agreement to the contrary (except as provided in Section c below), the parties hereto agree and acknowledge that the Closing Balance Sheet and the Closing Statement of Closing Working Capital shall not reflect any Tax assets or Tax liabilities (to the extent a Seller or its Affiliate has indemnified or is obligated to indemnify the Purchasers or their Affiliates therefor), in each case, whether current, deferred or otherwise.

           The following accounting policies apply to the determination of Closing Working Capital.

A. TRADE AND DISTRIBUTOR RECEIVABLE RESERVE

           The trade and distributor accounts receivable reserve shall equal the sum of (i) specific gross trade and distributor accounts receivable identified as being uncollectible and (ii) the remaining gross trade and distributor accounts receivable greater than 180 days past due and 50% of the remaining gross trade and distributor accounts receivable greater than 90 days past due but less than 180 days past due. For the avoidance of doubt, all reserves for trade and distributor receivables shall be reflected on a gross basis with respect to value added taxes, goods and services taxes, and similar taxes.

B. EXCLUDED ASSETS

All Excluded Assets shall be excluded from the Closing Statement of Closing Working Capital.

C. EXCLUDED LIABILITIES

All Excluded Liabilities shall be excluded from the Closing Statement of Closing Working Capital with the exception of sales tax accrued and unpaid at the close of business on the Closing Balance Sheet Date for the Purchased Subsidiaries.

D. LEASE ACCRUAL

The current liability for the lease termination accrual shall only include the amounts due within the succeeding twelve months.

E. ACCRUED VACATION

Closing Working Capital shall include an accrual for unused vacation (based on actual time accrued by each individual Transferred Employee) in accordance with the Business Entities' HR policy.

F. BONUSES

Closing Working Capital shall include liabilities for employee bonuses based upon the Business Entities' existing plans and practices, and individual contracts, in each case, as such plans, practices and contracts relate only to Transferred Employees, to the extent the Purchased Subsidiaries, the Purchasers or any Affiliate thereof has liability therefor. For purposes of the computation of Closing Working Capital, the discretionary portion of the bonus accrual set forth on the Reference Statement shall only be reduced for cash payments or agreed settlement amounts set forth in reasonable binding documentation prior to the close of business on the date immediately prior to the Calculation Date.

G. COMMISSIONS

Closing Working Capital shall include an accrual for commissions (based upon actual amounts payable to employees) in accordance with the Business Entities' commission plan. For purposes of the computation of Closing Working Capital, the commission accrual set forth on the Reference Statement shall only be reduced for cash payments or agreed settlement amounts set forth in reasonable binding documentation prior to the close of business on the date immediately prior to the Calculation Date.

H. DATA FEES AND COMMUNICATION ACCRUALS

The accruals for the obligations to pay fees or other amounts to data providers, SAVVIS or other network, field service or communication providers shall provide for (i) all outstanding and unpaid invoices for periods up to the close of business on the Closing Balance Sheet Date and, if the latest period invoiced for each such provider ends before the close of business on the date immediately prior to the Calculation Date, an estimate from the end of such period through the close of business on the Closing Balance Sheet Date and (ii) an estimate of the fees due to data providers, SAVVIS or other network, field service or communication providers, which were not invoiced prior to the close of business on the date immediately prior to the Calculation Date. For purposes of the computation of Closing Working Capital, the data fees (including the exchange fee audits) and communication accruals set forth on the Reference Statement shall only be reduced for cash payments or agreed settlement amounts set forth in reasonable binding documentation prior to the close of business on the date immediately prior to the Calculation Date.

I. TRANSITION SERVICES AGREEMENT ASSETS AND LIABILITIES

Current assets and current liabilities related to the Transition Services Agreement included in the Closing Statement of Closing Working Capital shall be limited to amounts invoiced, but unpaid, with respect to periods up until the close of business on the date immediately prior to the Calculation Date, including invoices, with respect to the period ending on the close of business on the date immediately prior to the Calculation Date, to be issued after the close of business on the Closing Balance Sheet Date but prior to the delivery by the Purchasers of the Closing Statement of Closing Working Capital pursuant to
Section 2.5.1. Moneyline Deferred Amounts and Reuters Deferred Amounts under and as defined in the TSA Amendment, and any interest in respect thereof, shall not be included on the Closing Statement of Closing Working Capital.

J. SELLER RESTRUCTURING ACTIONS

No current asset or current liabilities shall be included for any items which would constitute "Restructuring Cost Savings" under Section 2.6 of the Agreement provided that such amount was not included in the adjustment to the Preliminary Purchase Price actually made pursuant to Section 2.6.

K. ADVANCE PURCHASE PRICE LIABILITY

No advance Purchase Price liability resulting from the Interim Funding or any accrued interest thereon shall be included on the Closing Statement of Closing Working Capital.

L. ACCOUNTS RECEIVABLE AND ACCOUNTS PAYABLE

Accounts receivable and accounts payable shall be reflected on a gross basis with respect to value added taxes, goods and services taxes, and similar taxes.

                                                                       ANNEX B

                  SCHEDULE F (SELLERS' CLOSING PLAN OF ACTION)

                             CLOSING PLAN OF ACTION

                    REUTERS ACQUISITION OF MONEYLINE TELERATE

                                  June 3, 2005

The following actions shall be deemed to occur simultaneously at the Closing, except for items 21 through 24, which shall occur sequentially and shall be taken immediately following the other actions set forth below.


1. Moneyline Telerate Holdings, Inc. shall terminate the employment by Moneyline Telerate Holdings, Inc. of certain employees identified by the Purchasers (as defined in the Purchase Agreement) to be terminated.

2. Moneyline Telerate shall distribute to Moneyline Telerate Holdings, Inc. all intercompany accounts receivables and notes receivable from any direct or indirect subsidiary of Moneyline Telerate Holdings, Inc. (each, an "Affiliate"). Moneyline Telerate Holdings, Inc. shall acquire such intercompany accounts and notes receivable.

3. Moneyline Telerate Holdings, Inc. shall contribute to the capital of Moneyline Telerate or assume, as appropriate, any intercompany accounts payable and notes payable from Moneyline Telerate to an Affiliate.

4. Moneyline Telerate International shall distribute to Moneyline Telerate Holdings, Inc. all intercompany accounts receivables and notes receivable from any Affiliate. Moneyline Telerate Holdings, Inc. shall acquire such intercompany accounts and notes receivable.

5. Moneyline Telerate Holdings, Inc. shall contribute to the capital of Moneyline Telerate International or assume, as appropriate, any intercompany accounts payable and notes payable from Moneyline Telerate International to an Affiliate.

6. Moneyline Network, Inc. shall distribute to Moneyline Telerate Holdings, Inc. all intercompany accounts receivables and notes receivable from any Affiliate. Moneyline Telerate Holdings, Inc. shall acquire such intercompany accounts and notes receivable.

7. Moneyline Telerate Holdings, Inc. shall contribute to the capital of Moneyline Network, Inc. or assume, as appropriate, any intercompany accounts payable and notes payable from Moneyline Network, Inc. to an Affiliate.

8. Moneyline Network, Inc. shall effect a distribution of Moneyline Network, Inc.'s entire equity interest in MarketAxess Holdings Inc. to Moneyline Telerate Holdings, Inc.

9. Moneyline Telerate shall effect a distribution of Moneyline Telerate's entire equity interest in CanDeal.ca Inc. to Moneyline Telerate Holdings, Inc.

10. Moneyline Telerate shall execute, and shall obtain execution by Moneyline Telerate Holdings, Inc., Moneyline Telerate International, Moneyline Network, Inc. and One Equity Partners LLC, of an Agreement of Modification of Contract, whereby Moneyline Telerate will be released from all of its rights and obligations in the Term Loan and Guarantee Agreement, dated as of September 26, 2003, as amended by the Second, Third, Fourth, Fifth and Sixth Amendments thereto, between Moneyline Telerate Holdings, Inc., Moneyline Telerate, Moneyline Telerate International, Moneyline Network, Inc., Moneyline Networks, LLC and One Equity Partners LLC.

11. Moneyline Telerate International shall execute, and shall obtain execution by Moneyline Telerate Holdings, Inc., Moneyline Telerate, Moneyline Network, Inc. and One Equity Partners LLC, of an Agreement of Modification of Contract, whereby Moneyline Telerate International will be released from all of its rights and obligations in the Term Loan and Guarantee Agreement, dated as of September 26, 2003, as amended by the Second, Third, Fourth, Fifth and Sixth Amendments thereto, between Moneyline Telerate Holdings, Inc., Moneyline Telerate, Moneyline Telerate International, Moneyline Network, Inc., Moneyline Networks, LLC and One Equity Partners LLC.

12. Moneyline Network, Inc. shall execute, and shall obtain execution by Moneyline Telerate Holdings, Inc., Moneyline Telerate International, Moneyline Telerate and One Equity Partners LLC, of an Agreement of Modification of Contract, whereby Moneyline Network, Inc. will be released from all of its rights and obligations in the Term Loan and Guarantee Agreement, dated as of September 26, 2003, as amended by the Second, Third, Fourth, Fifth and Sixth Amendments thereto, between Moneyline Telerate Holdings, Inc., Moneyline Telerate, Moneyline Telerate International, Moneyline Network, Inc., Moneyline Networks, LLC and One Equity Partners LLC.

13. Moneyline Telerate shall execute, and shall obtain execution by Moneyline Telerate Holdings, Inc., Moneyline Telerate International, Moneyline Network, Inc. and One Equity Partners LLC, of an Agreement of Modification of Contract, whereby Moneyline Telerate will be released from all of its rights and obligations in the Security Agreement, dated as of September 26, 2003, as amended by the Second, Third, Fourth, Fifth and Sixth Amendments thereto, between Moneyline Telerate Holdings, Inc., Moneyline Telerate, Moneyline Telerate International, Moneyline Network, Inc., Moneyline Networks, LLC and One Equity Partners LLC.

14. Moneyline Telerate International shall execute, and shall obtain execution by Moneyline Telerate Holdings, Inc., Moneyline Telerate, Moneyline Network, Inc. and One Equity Partners LLC, of an Agreement of Modification of Contract, whereby Moneyline Telerate International will be released from all of its rights and obligations in the Security Agreement, dated as of September 26, 2003, as amended by the Second, Third, Fourth, Fifth and Sixth Amendments thereto, between Moneyline Telerate Holdings, Inc., Moneyline Telerate, Moneyline Telerate International, Moneyline Network, Inc., Moneyline Networks, LLC and One Equity Partners LLC.

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
15. Moneyline Network, Inc. shall execute, and shall obtain execution by Moneyline Telerate Holdings, Inc., Moneyline Telerate International, Moneyline Telerate and One Equity Partners LLC, of an Agreement of Modification of Contract, whereby Moneyline Network, Inc. will be released from all of its rights and obligations in the Security Agreement, dated as of September 26, 2003, as amended by the Second, Third, Fourth, Fifth and Sixth Amendments thereto, between Moneyline Telerate Holdings, Inc., Moneyline Telerate, Moneyline Telerate International, Moneyline Network, Inc., Moneyline Networks, LLC and One Equity Partners LLC.

16. Moneyline Telerate International shall execute, and shall obtain execution by Moneyline Telerate Holdings, Inc. and One Equity Partners LLC, of an Agreement of Modification of Contract, whereby Moneyline Telerate International will be released from all of its rights and obligations in the Pledge Agreement, dated as of September 26, 2003, as amended by the Second, Third, Fourth, Fifth and Sixth Amendments thereto, between Moneyline Telerate Holdings, Inc., Moneyline Telerate International and One Equity Partners LLC.

17. Moneyline Telerate International shall execute, and shall obtain execution by Moneyline Telerate Holdings, Inc. and One Equity Partners LLC, of an Agreement of Modification of Contract, whereby Moneyline Telerate International will be released from all of its rights and obligations in the Grant of Security Interest In and Mortgage of United States Trademarks and Patents, dated as of September 26, 2003, as amended by the Second, Third, Fourth, Fifth and Sixth Amendments thereto, between Moneyline Telerate Holdings, Inc., Moneyline Telerate International and One Equity Partners LLC.

18. Moneyline Telerate Holdings, Inc. shall deliver to Reuters the resignations of all of the directors and officers of the Purchased Subsidiaries (as defined in the Purchase Agreement).

19. The Sellers shall deliver to the appropriate Purchaser or Purchasers, an Assignment of Leases (as defined in the Purchase Agreement) for each Leased Real Property (as defined in the Purchase Agreement) that is a Transferred Asset (as defined in the Purchase Agreement).

20. The Sellers shall terminate any and all written or unwritten tax sharing, allocation, indemnity and similar agreements or arrangements between or among the Sellers on the one hand and any Purchased Subsidiary (as defined in the Purchase Agreement), on the other hand.

21. The Sellers (as defined in the Purchase Agreement) shall execute, acknowledge and deliver to the Purchasers bills of sale, endorsements and other instruments of sale, conveyance, transfer and assignment.

22. Moneyline Telerate International shall effect a distribution of Moneyline Telerate International's entire equity interest in Moneyline Telerate (Canada), Inc., Moneyline Telerate (Global) SARL, Moneyline Telerate (Australia) Pty. Ltd. and Moneyline Telerate (Thailand) Ltd. to Moneyline Telerate Holding, Inc.


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
23. Moneyline Network, Inc. shall effect a distribution of the Moneyline Network, Inc.'s entire equity interest in Moneyline Network U.K./Europe, Ltd. to Moneyline Telerate Holdings, Inc.

24. Moneyline Telerate Holdings, Inc. shall deliver or cause to be delivered to the Purchasers one or more stock certificates, together with stock powers executed in blank, representing all of the issued and outstanding capital stock of the Purchased Subsidiaries.
















                                       4